CONSENT OF PERSON DESIGNATED
TO SERVE ON THE BOARD OF DIRECTORS OF
FIRST BANCORP OF INDIANA, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the proxy statement-prospectus constituting part of First Bancorp of Indiana, Inc.’s Registration Statement on Form S-4 as a person to become a director of First Bancorp of Indiana, Inc.

/s/ Gregory L. Haag

Gregory L. Haag

Dated:  June 22, 2006